EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

For Alkermes	For Indevus
Rebecca Peterson	Brooke D. Wagner
Vice President, Corporate Communications	Vice President, Corporate Communications
(617) 583-6378	(781) 402-3410

ALKERMES AND INDEVUS ANNOUNCE JOINT COLLABORATION TO

DEVELOP INHALED FORMULATION OF TROSPIUM CHLORIDE

FOR THE TREATMENT OF COPD

— Companies Report Phase 1 Study Results —

CAMBRIDGE, MA and LEXINGTON, MA, January 4, 2007 – Alkermes, Inc. (Nasdaq: ALKS) and Indevus Pharmaceuticals, Inc. (Nasdaq: IDEV) today announced that they have entered into a joint collaboration for the development of ALKS 27, an inhaled formulation of trospium chloride for the treatment of chronic obstructive pulmonary disease (COPD). The announcement of this collaboration follows the completion of extensive feasibility work, preclinical studies and a phase 1 study in healthy volunteers. Preliminary results from the phase 1 study showed that ALKS 27 was well tolerated over a wide dose range, with no dose-limiting effects observed.

The phase 1 randomized, double-blind, placebo-controlled study was designed to assess the safety, tolerability, and pharmacokinetics of ALKS 27 in 20 healthy, non-smoking adults. Subjects were given single escalating inhaled administrations of ALKS 27 at dose levels ranging from 50 mcg to 800 mcg. The study results showed that ALKS 27 was well tolerated over a wide dose range, with no dose-limiting effects observed. Evaluation of the pharmacokinetic data indicated that exposure was dose-related.

“We are encouraged by the early data on ALKS 27 and are pleased to be working with Indevus to develop a new product candidate for the treatment of COPD, a serious and underserved disease,” stated Richard Pops, chief executive officer of Alkermes. “ALKS 27 combines our proprietary AIR technology with Indevus’ trospium chloride, a molecule with a known safety profile and proven efficacy in certain spasmodic indications. In addition, there exists an established regulatory path for inhaled COPD medications that serves as a basis for advancing the ALKS 27 program in the clinic.”

“We believe that these phase 1 results support the rationale for the ALKS 27 program, which combines Alkermes’ AIR pulmonary drug delivery technology and the unique properties of our compound to create a new approach for the treatment of COPD,” stated Glenn L. Cooper, M.D., chairman, and chief executive officer of Indevus. “We very much look forward to continuing to collaborate with Alkermes through phase 2a, and working together to secure a partner to bring forward an exciting new therapy in the COPD market.”

Alkermes and Indevus plan to initiate a phase 2a clinical study in the first half of 2007 designed to evaluate the clinical efficacy of ALKS 27, administered once-daily, in subjects with COPD. Pending results of the phase 2a study, the companies plan to engage a partner for future development and commercialization of ALKS 27.

Under the joint collaboration, Alkermes and Indevus have shared and continue to share equally all costs of development and commercial returns on a worldwide basis. Alkermes will perform all formulation work and manufacturing. Indevus will conduct the clinical development program. Additional terms of the agreement were not disclosed.

ALKS 27 is an inhaled formulation of trospium chloride, a muscarinic receptor antagonist that relaxes smooth muscle tissue and has the potential to improve airflow in patients with COPD. Trospium chloride is the active ingredient in SANCTURA®, Indevus’ currently marketed product for overactive bladder. The formulation under development for ALKS 27 is specifically designed for inhalation utilizing Alkermes’ proprietary AIR® pulmonary delivery system.

About COPD

Chronic obstructive pulmonary disease (COPD), characterized by airflow obstruction and loss of expiratory force, comprises mostly smoking-related diseases such as emphysema and chronic bronchitis. COPD is the fourth largest cause of death in the U.S. and is projected to be the third leading cause of death for both males and females by 2020. It is estimated that over 12 million adults have been diagnosed with COPD and approximately 24 million adults have evidence of impaired lung function, indicating COPD is significantly under-diagnosed. There is no known cure at the present time. In the U.S., estimated direct healthcare costs are in excess of $20 billion and surveys indicate a severe quality of life impact to COPD patients. The total U.S. market for COPD product sales is over $3 billion.i

About Alkermes, Inc.

Alkermes, Inc. is a biotechnology company that develops innovative medicines designed to yield better therapeutic outcomes and improve the lives of patients with serious disease. Alkermes currently has two commercial products: RISPERDAL® CONSTA® [(risperidone) long-acting injection], the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and marketed worldwide by Janssen-Cilag (Janssen), a wholly owned division of Johnson & Johnson; and VIVITROL® (naltrexone for extended-release injectable suspension) the first and only once-monthly injectable medication approved for the treatment of alcohol dependence and marketed in the U.S. primarily by Cephalon, Inc. Alkermes’ pipeline includes extended-release injectable, pulmonary, and oral products for the treatment of prevalent, chronic diseases such as central nervous system disorders, addiction and diabetes. Alkermes’ headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

About Indevus Pharmaceuticals, Inc.

Indevus is a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. The Company’s marketed products include SANCTURA® for overactive bladder and DELATESTRYL® to treat male hypogonadism. The compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, pagoclone for stuttering, and aminocandin for serious fungal infections, for which the Company recently licensed worldwide rights to Novexel S.A.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to: development activities for ALKS 27 and the therapeutic potential of ALKS 27 in COPD and other spasmodic indications. Although both Alkermes and Indevus believe that such statements are based on reasonable assumptions within the bounds of their respective knowledge of their businesses and operations, the forward-looking statements are neither promises nor guarantees and both the Alkermes’ and Indevus’ businesses are subject to significant risk and uncertainties. As such, there can be no assurance that either or both of Alkermes’ and Indevus’ actual results will not differ materially from their respective expectations. These risks and uncertainties include, among others: whether Alkermes and Indevus can successfully develop ALKS 27 for the treatment of COPD; potential changes in cost, scope and duration of the clinical trial; whether ALKS 27 will demonstrate sufficient efficacy and safety in subsequent trials; whether Alkermes can successfully manufacture ALKS 27 for clinical use; whether the companies can engage a partner for future development and commercialization of ALKS 27; and decisions by the FDA regarding the companies’ product candidates. For further information with respect to specific risks, uncertainties and factors that could cause the companies’ actual results to differ materially from expectations, reference is made to the reports that Alkermes and Indevus each filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and both Alkermes and Indevus disclaim any intention or responsibility for updating such statements, except as may be required by law.

AIR® is a registered trademark of Alkermes, Inc; VIVITROL® is a registered trademark of Cephalon, Inc.; SANCTURA® is a registered trademark of Indevus Pharmaceuticals, Inc. (as assigned in the U.S. to Esprit Pharma, Inc.); DELATESTRYL® is a registered trademark of Indevus Pharmaceuticals, Inc.; and RISPERDAL® CONSTA® is a registered trademark of Johnson & Johnson Corporation.

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[i]	U.S. Department of Health and Human Services, National Institutes of Health, National Heart, Lung, and Blood Institute, Data Fact Sheet; IMS Data.